UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT,
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2015

TRINITY CAPITAL CORPORATION
(Exact name of Registrant as specified in its charter)

New Mexico
(State or other jurisdiction of incorporation)

000-50266	85-0242376
(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Trinity Drive, Los Alamos, New Mexico	87544
(Address of principal executive offices)	(Zip Code)

(505) 662-5171
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 20, 2015, the Chief Executive Officer of Trinity Capital Corporation ("Trinity") and Los Alamos National Bank ("LANB") approved the entry into an employment agreement with Anne Kain, Interim Chief Financial Officer, with an effective date of September 12, 2014 (the "Employment Agreement").  Under the terms of the Employment Agreement, Ms. Kain's annual cash base salary as Interim Chief Finanical Officer of Trinity and Interim Chief Financial Officer of LANB will be $130,000, and she will be eligible for certain bonus incentives.  In addition, Ms. Kain will participate in the benefit plans currently available to LANB employees.  Ms. Kain is also eligible to receive cash and stock incentives at the discretion of the Board.

The key provisions of the Employment Agreement are qualified in their entirety by reference to the full Employment Agreement, which may be found as Exhibit 10.1 hereto and is incorporated by reference herein. The Employment Agreement contains confidentiality and  equitable enforcement provisions. Ms. Kain is not required to provide notice of her intent to terminate employment voluntarily under the Employment Agreement.  To the extent that adjustment or recovery is required under applicable securities law, the rules imposed under applicable law, the Employment Agreement with Ms. Kain provides that she will make restitution.

Ms. Kain is not entitled to payment of severance.

Item 9.01.	Financial Statements and Exhibits
	(d)	Exhibits
		10.1	Employment Agreement dated February 20, 2015 by and between Trinity Capital Corporation, Los Alamos National Bank and Anne Kain
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY CAPITAL CORPORATION
Dated: February 25, 2015	By:	/s/ John S. Gulas
John S. Gulas
Chief Executive Officer